Exhibit 99.1

Cesca Therapeutics Inc.

First Quarter Fiscal Year 2016 Financing Results Conference Call

Monday, November 16, 2015, 5:00PM Eastern

CORPORATE PARTICIPANTS

Mr. Robin Stracey, Chief Executive Officer

Mr. Mike Bruch, Chief Financial Officer

Mr. Eric Hellebust, Program Manager, Critical Limb Ischemia and Acute Myocardial Infarction and Clinical Programs

Dr. Dalip Sethi, Senior Clinical Scientist, Heads, Clinical Research Activities, Emeryville, California

PRESENTATION

Operator

Good day and welcome to the Cesca Therapeutics First Quarter Fiscal Year 2016 Financial Results Conference Call and Webcast. Please refer to the press release about this conference call on the company's website, cescatherapeutics.com for further details.

The company has asked that I read the following statement. Management will make comments today that contain forward-looking statements. Forward-looking statements are any statements that are made that are not historical facts. These forward-looking statements are based on current expectations of the management team and there could be no assurance that such expectations will come to fruition, because forward-looking statements involve risks and uncertainties, Cesca’s actual results could differ materially from management’s current expectations.

Please refer to the press release, the company’s Forms 10-K, 10-Q and other periodic SEC filings for information about factors that could cause different outcomes. The information presented today is time-sensitive and is accurate only at this time. If any portion of this call is rebroadcast, retransmitted or redistributed at a later date, Cesca will not be reviewing or updating this material.

As a reminder, all participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today's presentation. If you would like to ask a question, please press “*” then “1” on a touchtone phone. If you wish to withdraw your question, please press “*” then “2” to remove yourself from the list. If you should need assistance during the conference call, please signal an operator by pressing “*” then “0.” For your information, this conference call is being recorded.

I would now like to turn the conference over to Mr. Robin Stracey, Chief Executive Officer of Cesca Therapeutics. Please proceed; Mr. Stracey.

Robin Stracey

Thank you, operator and thanks to each of our listeners for joining the call. I have with me here today, Mr. Mike Bruch, our Chief Financial Officer, Mr. Eric Hellebust, the Program Manager for our critical limb ischemia and acute myocardial infarction and clinical programs, and Dr. Dalip Sethi, our senior clinical scientist, who joined the company in India in February of 2012, and now spearheads clinical research activities at our Emeryville, California facility.

We plan to break down the discussion today into four elements. First, I will update you on where things stands with our efforts to fund our clinical trial activities, including the status of our application for a grant from the California Institute for Regenerative Medicine, which we will refer to as CIRM throughout today's call. I will then discuss the overall status of our clinical programs with particular emphasis on our three leading programs; namely critical limb ischemia, acute myocardial infarction and bone marrow transplantation, also referred to as CLI, AMI and BMT respectively, during the call. Then Mike will brief you on our financial results for the quarter and our overall financial condition, before I come back with a few wrap-up comments. We will end the call with the Q&A session.

So, turning first to our funding situation, as discussed in detail on our last call in September, on August the 31st, we entered into an agreement with one of our largest institutional investors in which we sold senior secured convertible debentures worth $15 million. The initial closing occurred on the same day, and the company received gross proceeds of $5.5 million. The remaining $9.5 million was to be placed in a deposit control account and released to the company at the second closing, the date of which will be based upon the achievement of certain milestones, including notification by CIRM that the company had been awarded matching funds of $10 million or more.

On the same day, August the 31st, we submitted a grant application to CIRM, seeking financial support from the agency for the implementation of our recently FDA approved Phase III pivotal clinical trial for CLI. The significance of this, as we pointed out in September, was that the combined impact of the $15 million shareholder investment, plus the $10 million or more in grant funding from CIRM was expected to be sufficient to fund the company's pivotal clinical trial for CLI essentially all the way through to completion.

CIRM’s process is such that we would normally expect a funding decision within 75 to 90 days from the date of submission. In our case, that would ordinarily be sometime during the second half of the month of November. However, we stay close to CIRM throughout this process, and in the last several days have received preliminary feedback relating to our grant application that has caused significant doubt over the prospects for a positive outcome. As a result, we've elected to hit the pause button on the start of our pivotal trial and have withdrawn the current submission from further consideration.

Needless to say, this is a setback. However, simply put, given that we are in the process of gearing up a significant number of sites to begin enrolling patients in the trial that cost over $20 million to conduct, we need to digest the feedback and quickly address the questions that have been raised. It is imperative that we get our approach to the trial right, even if it means a delay.

So what was the feedback from CIRM and where do we go from here? I do not plan to get into a detailed discussion on this call; indeed we haven't even had a chance to fully debrief with CIRM yet, suffice it to say that some of the feedback had to do with the submission itself. For example, and I quote, “the phenotype of the cell product is not adequately described.” Some of it had to do with the ongoing debate regarding the relative merits of autologous versus allogeneic approaches to treatment, our approach, of course, is autologous and some of it had to do with our assumptions relating to the conduct of the trial itself, including the anticipated rate of patient enrollment, the practicality of the overall timeline and the design of the statistical plan.

Obviously, we are re-examining those elements of our plan that appeared to be a cause of concern to CIRM. We expect to spend the next several weeks revalidating and/or amending select elements of our approach. Part of that effort will be geared towards clearly articulating differences between our anticipated trial and those of other companies that have come before us.

In parallel, we intend to accelerate exploratory efforts we have underway aimed at establishing strategic alliances with industry partners. As part of our overall commercialization plan, we have been working for sometime with the boutique investment bank, Mavericks Capital, out here on the West Coast, on exploring strategic partnerships that may not only be potential sources of non-dilutive financing for the company, but may also accelerate our ability to penetrate the market in select geographies once we have regulatory approval.

The outreach is underway and that effort will continue. As part of that process, just last Friday, we presented at the World Alliance Forum meeting in San Francisco, a meeting exclusively focused on regenerative medicine, organized jointly by the Alliance Forum Foundation and the Government of Japan. A copy of our presentation for those of you that may be interested can be viewed via the Investor page on our website under corporate presentations. It is our belief that a partnership or a series of partnerships will likely be an important element in bringing our proprietary technology to its full commercial potential.

Before moving on, I’d just like to reiterate that we remain very excited by the prospects for our CLI program. There may be opportunities to fine tune our approach going forward and we are open to and welcome constructive suggestions, but we believe the science to be sound and our clinical results so far are very compelling. Our financing challenges notwithstanding, we do not see any reason or justification for sidelining or shelving the program.

At this point, I'd like to switch gears and give you a quick update on the overall status of our broader clinical initiatives. As you know, in conjunction with Fortis Healthcare, we have conducted pilot trials in a variety of orthopedic and cardiovascular indications, including osteoarthritis, non-union fractures, spinal fusion, avascular necrosis, non-healing ulcers, ischemic stroke, AMI and CLI. Collectively these represent an addressable market opportunity that we estimate to be in excess of $16 billion. We also have a very active laboratory device based bone marrow transplantation program.

In the interest of time, I will focus on the programs that are furthest along, notably our pivotal trial for CLI to be conducted in U.S., our feasibility trial for AMI to be conducted in conjunction with Fortis Healthcare in India and our BMT program.

With regard to CLI, as you know, based upon the results achieved in our feasibility study, we have been granted investigational device exemption or IDE approval by the FDA for a multisite, randomized, double-blinded, placebo-controlled pivotal study for the treatment of Rutherford Category 5, CLI patients, who have exhausted surgical options and face potential near-term amputation.

The trial employs Cesca's proprietary SurgWerks, CLI with the VXP System for use of the point of care and as designed is foreseeing to include 224 subjects and up to 60 trial sites. Obviously, progress has been somewhat limited since the last time we spoke pending the conclusion of our financing activities. Nevertheless, we have continued to make progress.

As of today, the study device and associated equipment are fully defined and preclinical testing is complete. 37 USA and two India clinical sites have been identified and are at various stages in the engagement process. 29 of these sites are successfully through Cesca's qualification process and are now reviewing trial agreements and budgets, up from the 22 reported on our last call. Two sites of science trial agreements, one has full IRB approval and three others have IRB reviews scheduled.

Our initial centers for Medicare and Medicaid services, IDE application has been submitted to Medicare for their assessment. This application is the first step toward securing reimbursement for patient related costs associated with U.S. Medicare recipients enrolled in the trial.

Clinical research organization candidates for clinical data management have been identified and preliminary agreements have been drafted but they have yet to be finalized pending the outcome of our financing discussions and equipment and material suppliers for the trial are being qualified and related supply agreements are nearing completion.

Additionally, we advanced the design effort for the equipment platform for our future SurgWerks commercial offering and if you go to our website, www.cescatherapeutics.com, you will find a short illustrative video that describes it on the homepage.

Going forward, maintaining site engagement will be a very high priority for us given continued uncertainty around the timing of the start of our trial. With regard to our AMI program, as you know we are gearing up for a Phase II study focused on patients who have experienced an acute myocardial infarction and do not adequately respond to reperfusion therapy. It is a 40 patient study with a 1:1 randomization, meaning that 50% of enrollees will receive the SurgWerks’, AMI and VXP system intervention, and 50% will be the active control which is the standard of care. The primary endpoint will be six month safety, and the study will be conducted in conjunction with Fortis Healthcare in India with Dr. Ashok Seth as the Principal Investigator.

As with CLI, our ability to advance our AMI program has been somewhat constrained since the last time we spoke pending the outcome of our financing activities. Nevertheless, our team in India has continued to make progress, and as of today, the regulatory documentation has been completed and approved by two institutional review boards, and we are finishing up materials to be presented to the Drugs Controller General for a review by an external technical panel.

With regard to our bone marrow transplantation program, you will recall it consists of essentially two parts. First, there is the CellWerks platform. We are adapting our existing AutoXpress or AXP technology platform originally developed for and now widely used for separation and concentration of stem cells from umbilical cord blood in core blood banks around the world to develop what we are calling CellWerks.

CellWerks is an integrated system designed for intra-laboratory use that includes indication-specific equipment, software, consumables and protocols tailored to the stringent demands of a variety of bone marrow transplantation applications. These applications are being developed in conjunction with partners through what we are calling our Early Technology Access Program already enhancing treatments for a number of specific oncological and hematological disorders.

In September, we announced our first clinical collaboration with the Center for Immune Cell Therapies at Memorial Sloan-Kettering and in October, we announced our second with, St. Jude Children's Research Hospital in Memphis, Tennessee. We have several additional U.S. based collaborations getting underway, and are now beginning to expand the scope of the initiative to include potential partnerships in Europe.

The second part of our bone marrow transplantation program is a bone marrow transplantation service business in India where in collaboration with Fortis Healthcare, we provide specialized bone marrow transplantation services and technology through our licensed GMP facility to transplant centers throughout the country. Our focus is on dramatically improving the number of successful transplants between the patient and an unmatched family member as a donor, particularly important in a country that lacks a sophisticated network of public banks.

The announcement on October 28th regarding our commercial relationship with Miltenyi Biotec, substantially expands our capabilities in this area, through preferred access to Miltenyi’s CliniMACS System and their proprietary cell selection technology.

At this point, I'd like to hand the call over to Mike for the customary overview of our first quarter financial results.

Mike Bruch

Thank you, Robin. Good afternoon everybody. Well, this has been a pretty busy quarter from a financial perspective, and I’d like to highlight a couple of significant events before turning to the financial results.

During the quarter, we completed our financing to sell senior secured convertible debentures and warrants. Along with this financing, we also agreed to register all the underlying common stock of the debenture and warrants by November 16, 2015. We are working diligently and continue to work diligently but we will not meet this deadline.

During the quarter, we also initiated a restructuring, and we expect to see annual savings of more than $3 million a year from that restructuring. However, due to the timing, no savings were realized during the first quarter. Also noteworthy is that on October 15, 2015, we received notice from NASDAQ that we’ve been afforded another 180 days to regain the minimum $1 bid price or until March 28, 2016.

Now turning to the results for the quarter of fiscal year 2016; Net revenues for the year quarter ended September 30, 2015 were $2.8 million compared to $3.7 million for the same period of 2014. The decrease in revenue of $832 thousand was primarily due to a decrease in sale of BioArchive devices. The company shipped five devices in the three months ended September 30, 2014 but did not ship any in the three months ended September 30, 2015.

Revenues from Cesca's Res-Q product line also declined, following notification of the company's principal distributor in the United States of Cesca's intent to discontinue sales to the distributor effective March 31, 2016. These decreases were partially offset by an increase in AXP disposable revenue to distributors in Asia.

Gross profit for the quarter ended September 30, 2015 was $367 thousand compared to $1.2 million for the same period in the prior year. The decrease in gross profit of $819 thousand was primarily due to a higher burden on the volume of product sold, the mix of products sold, and increases in inventory reserves associated with the Res-Q and BioArchive product lines. These increases were partially offset by decrease in warranty expense as the company incurred higher warranty costs associated with the AXP disposable in the prior year.

Operating expenses for the quarter ended September 30, 2015 were $4.3 million compared to $4.5 million for the same period in 2014, resulting in a reduction of $192 thousand. The decrease was due to higher cost in prior year associated with Cesca's clinical programs, including the preparation of the company's IDE submission to the FDA for its anticipated Phase III pivotal trial for CLI, and legal fees associated with patent litigation. These decreases were partially offset by severance costs related to Cesca's 2015 restructuring and an increase in stock compensation expenses.

The fair value change of derivative instruments for the quarter ended September 30, 2015 was $1.4 million benefit compared to no benefit in the same period for prior year but derivative instruments are associated with the senior secured convertible debentures and warrants sold during the quarter and the benefit is the result of a lower stock price at the end of the quarter.

Liquidated damages were $880 thousand for the quarter ended September 30, 2015, compared to no expense for the quarter ended 2014. Damages relate to a delay in having a resale registration statement declared effective before the deadline of November 16, 2015.

Net loss for the quarter ended September 30, 2015, was $3.4 million, compared to $3.3 million for the same prior year period. The net loss increase of $101 thousand is attributable to the decrease in gross profit and the impact of the registration rights liquidated damages, largely offset by the change in fair value of derivative instruments.

Adjusted EBITDA loss was $3.2 million for the quarter ended September 30, 2015, compared to a net loss of $2.7 million for the same period in the prior year. The adjusted EBITDA loss increased by $525 thousand compared to the first quarter of the prior year due to the decrease in gross profit, partially offset by the decrease in operating expenses as previously described.

Cash at the end of the first quarter was $6.6 million, compared to $3.3 million at the end of fiscal 2015. The increase was primarily due to the sale of senior secured convertible debentures of $5.5 million in August 2015.

Now, I’d like to turn the call back over to Robin.

Robin Stracey

Thanks Mike. I’d like to wrap up with a summary of what we have at Cesca, and why we believe that the company represents a compelling long-term opportunity for investors.

First, we have a unique, broadly capable and highly leveragable point-of-care technology platform in SurgWerks with the VXP system. Cesca's proprietary technology is common to both the CLI and the AMI offerings, and even the SurgWerks offering for BMT is derived from the same basic device platform.

Second, we are going after large and growing market opportunities. As mentioned earlier, we have nine therapies at various stages of clinical development, therapies that collectively adapt to an estimated $16 billion in addressable market opportunity.

Third, our focus is on critical unmet medical needs, CLI, driven by the growing prevalence of diabetes and the aging population, results in about 70 thousand major amputations and about 134 thousand minor amputations per annum in the U.S. alone. Our targets are patients that have exhausted all other options, are facing amputation and for whom outcomes are likely to be dismal. AMI, our second cardiovascular indication, is the leading cause of mortality in most industrialized nations, with over 450 thousand deaths per annum in the U.S. alone.

Fourth, we have a unique and inherently safe point-of-care approach. A process that involves a single 90 to 120 minute procedure carried out in the operating room under the constant and direct supervision of a physician and employing an integrated collection of indication-specific optimized components for the aspiration, real-time processing, QC and delivery of a therapeutic dose of autologous stem cells.

Fifth, we have a highly compelling initial clinical data set. Our feasibility data on CLI was featured as recently as last week at the American Heart Association Scientific Sessions Conference in Orlando in a presentation delivered by Dr. Richard Powell from Dartmouth, a leading authority in the field.

Sixth, we have a highly resource-efficient operating model as a result of our unique relationship with Fortis Healthcare in Asia. We can conduct early-stage clinical trials through our Fortis embedded contract research organization at about one-fifth of what it would cost in the United States or Europe and in 2014, the Fortis Memorial Research Institute, which houses the Cesca operation, was named by Top Masters in Healthcare, as the number two most technologically advanced hospital in the world.

And seventh, our financing challenges notwithstanding, we have FDA approval to begin a Phase III pivotal clinical trial for critical ischemia using our proprietary SurgWerks CLI point-of-care offering.

With that, I'd now like to turn the call back over to the operator.

QUESTION AND ANSWER

Operator

Thank you. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.”

Our first question is from Jason Kolbert at Maxim Group.

Jason Kolbert

Hi, Robin.

Robin Stracey

Hi, Jason.

Jason Kolbert

Yes, today’s news is very disappointing, and I’m a little bit frustrated. I never really understood why you would tie a financing to the CIRM grant so can we go back and help me. Listening to the company, listening to the programs, listening to the dynamics associated with SurgWerks, you know that I am a believer and we really believe that this point-of-care model has a role in cell therapy space, but you need to have capital to run it.

So I’m just really struggling with what’s the future of the company and how could you have been so far off that just a few months ago back in August you were willing to do a financing linked to a CIRM grant that you really don't have control over just to get to the point now where CIRM is saying, you are not ready, that you haven't thought it through, and whether CIRM is right or wrong, it puts you in this predicament now or you are not able to access the other tranches of the financing.

So help me understand, is there renegotiation with the original banks that you did the deal with, the people who gave you the capital and/or does the company get sold at this price level, I am just trying to understand how you take what sounds like a great asset, and I believe in the company, I believe in the revenues and bring it forward now? And also, I want to see you take some responsibility for what’s happened, because we have seen management transition very consistently for the last year and it just seems like that management has made a calamity of errors here?

Robin Stracey

Jason, I’d like to say thank you for that question. Let me go back and try and address a couple of the points.

So why the financing that we did? I mentioned in my prepared remarks that the significance of that financing was that collectively with the CIRM grant funding and the $15 million anticipated from institution investor, those two combined will be sufficient to essentially complete the CLI pivotal trial, take it all the way through to completion as that trial was designed. We consider that to be very significant.

Often times when we are talking to prospective investors, knowing that there is an expensive clinical trial to come and that that trial would be likely in the range of $20 million or more, there's a reluctance to invest in a bridge or bridge to what some people call a bridge to nowhere so this represented an opportunity for us to eliminate the financing overhang and basically have visibility of all the financing necessary to execute the trial.

We wanted to have the opportunity to move fully into execution mode and not worry about having to go out and raise additional financing part way through the trial. As you know, many of these sites that we had identified and teed up for the trial, they won’t begin to enroll patients until they know and have confidence that you have the financial wherewithal to see it through to a conclusion. So the magnitude of that financing with our institution investor coupled with CIRM really eliminated the risk of us not being able to start the trial at the time that we anticipated starting the trial, so that was the logic behind it. Whether or not there is an opportunity to renegotiate the terms of that deal remain to be seen. Obviously, our investors are hearing this news for the first time today so we will be engaging in conversations with them, obviously, going forward as we run to ground the various issues that have been expressed by CIRM in their primary feedback.

Going forward, I mentioned in my prepared remarks the potential for alliances. We are very interested in potential alliances and have been for sometime. It's not just the potential for non-dilutive financing upfront, but as you know, as we go commercial with approval for these protocols, we are going to need a substantial commercial infrastructure, and we do not have that in various geographies around the world today so we see tremendous potential in partnerships and licensing agreements and I think they will likely be a very important part of our overall commercialization strategy going forward.

In terms of accepting accountability, I couldn't agree with you more. I think we all bear collective responsibility for where the company is right now. Obviously, we have been working to address a variety of housekeeping related matters for quite some time, while at the same time advancing our clinical programs. We are obviously disappointed to be where we are with the CIRM feedback, but at the same time, it's more important for us to get it right and to be expedient and we should take this as an opportunity to refine the plan, address anything in the plan, if there are issues in the plan that need to resolved and then take it forward thereafter.

So I hope [multiple speakers] question.

Jason Kolbert

Robin, I can understand taking advantage of the CIRM review to further refine the plan. What I don't understand, and again, I want to ask the question, I understand that it would be nice to have the entire trial financed upfront, but the linkage to the CIRM grant now puts you in a position where you don't have the second tranche of financing so given the current state of cash on the balance sheet and even with the reduced burn rate, you are not in a strong position to negotiate a partnership so why not just consider the sale of the company to someone who is in a position to do that?

Robin Stracey

Well, I am not sure I'm quite there, Jason, in terms of not being in a good position to negotiate a partnership. As I mentioned, the outreach has already begun. I won't elaborate on how many people have been contacted or the level of interest that we have received. Suffice it to say that there is interest and the general concept here might be something along the lines of an infusion into the company to facilitate the conduct of our trial in return for an option to a license or commercial rights to the SurgWerks-CLI and VXP offering in select geographies when it is approved and commercially available. There are opportunities of that type that we have been exploring and will continue to explore going forward. Obviously, we will continue to explore opportunities, keep an eye on the capital markets and look at opportunities to bring additional capital into the company to fund our activities, but we certainly think there are partnering opportunities out there.

Jason Kolbert

Okay. One last question Robin which is, here is the company sitting with a $20 million market capital. I’ll see whether you are open tomorrow but what’s the intrinsic value given the revenue run rate on the hardware business?

I'm just trying to understand kind of how a potential partner is going to be looking at this and can you give me some idea of what types of companies have been talking to you about doing a partnership? Are they other cell therapy companies or are they companies with commercial infrastructures? I asked the question because it will give me some idea of the timing where we are going to be in a period here until financing is secured where the company is going to have to manage its way. So I’m just trying to get a feel for what the length of that period might be, that's all.

Robin Stracey

Okay. So to answer your question, Jason, is the value creation potential in the company. I think primarily as we discussed many times before, it revolves around the clinical programs. The traditional core blood banking business, it's a good business. It’s kept us afloat for a longer period of time but it's not where the action is going to be going forward so the interest of that would be from a partner in the company who would really revolve around the commercial potential of the clinical programs going forward.

In terms of the type of companies that we have reached out to or that have expressed interest, it's a broad range. I won't elaborate. In some cases, they do indeed have a commercial infrastructure that will be highly leveragable and in some cases, they do have direct interest, existing interest, in cell therapies and regenerative medicine so the clinical programs, I think, will be the primary focus and a broad array of potential targets.

Jason Kolbert

So Robin last question and that is with the updates from CIRM, it sounds like they gave a very detailed review. I am hoping that the silver lining in this cloud is that you are going to have a stronger CLI program that would be attractive enough to maybe catch a partner who could step in and help you fund the program in exchange for product rights and I think that's what I hear you saying might be possible?

Robin Stracey

Yes. I think that's possible, Jason. We haven't really had an opportunity to debrief fully with CIRM as I mentioned so we’ve only seen very preliminary feedback and some of it clearly is rather subjective and arguable. And of course there are people who run the allogeneic side of the debate that don't believe autologous treatments are likely to be the winners at the end of the day and there are people who are on the autologous side that think otherwise.

Having said that, some of the feedback was objective enough and I think focused enough that it does warrant us doing a deeper dive and I think putting the program for a short period of time on pause, clearly we are not going to be enrolling our first patient until we have the trial adequately capitalized, so putting it on pause and running these things to ground to ensure that we have a stronger trial coming out of it, obviously is our highest priority, difficult as it is to have this conversation with investors today.

Jason Kolbert

Thanks, Robin. I apologize for difficult questions. I just want to make sure….

Robin Stracey

I appreciate it, Jason. No worries at all.

Jason Kolbert

Thank you.

Operator

The next question is from Mark Breidenbach, H.C. Wainwright.

Mark Breidenbach

Hi, guys. Thanks for taking the question. And I think Jason touched on some of the questions I had in mind. But I was really hoping to get little bit more color on what you can tell us about the feedback from CIRM on the grant application. One of the things you mentioned was that its proposed timeline didn’t mesh well with what CIRM had in mind, does this mean the proposed timeline was much too ambitious? Also you mentioned that they had issues with the statistical plan. I was wondering, the trial protocol has been approved by the FDA, is it really CIRM’s place to question the statistical plan for this protocol?

Robin Stracey

Yes. So Mark, the feedback as I say was rather preliminary, not particularly in-depth. We’ve had no opportunity to really sit down and debrief with them or discuss the specifics. As you know, I think that you’ve got something like a 100 or so people that they draw upon as part of their working group activity and I suspect this is kind of random in terms of who you get reviewing your particular submission. There are a combination of business people, academics, government regulatory type folks.

As I mentioned, some of the feedback we got was rather subjective. The question marks around the timeline, I think really relate back to enrollment and one of the things that did appear to come out of the feedback, the preliminary feedback we've seen is why are you are going to be so different and so much more successful than other people before you, whether it be Terumo Harvest or Zimmer Biomet or Astrum, for example and there really isn’t much of an opportunity in the submission process to elaborate on those kinds of things.

You are somewhat constrained by the mechanism by which you submit your proposal in terms of how much you can say and there is no forum for dialogue. It’s not like you sit in a room and you discuss around some questions and so on and so forth. So we think that the primary issue really revolved around their concerns about our ability to enroll an adequate number of patients in the timeframe that we talked about, that needs to be revisited and to the extent the enrollment assumption is incorrect that will impact the timeline and that in term will impact the cost of the trial, so that's why this is something that is a matter of priority. We absolutely would like to run to ground and revalidate that we are on the right track or at least be able to address that concern in a very direct manner.

As far as this statistical plan is concerned, I really don't have any particular insight on that. Suffice it to say that we’ll take a look at it and to the extent there are opportunities to improve upon it in anyway, we’ll look at that, but I don’t really have any direct feedback on that at this time.

Mark Breidenbach

Okay. Fair enough. And just so I'm clear on the terms of your debt financing, as I recall over the early 2016 deadline for receiving CIRM funding that of course tied to further funding but on top of that, the institutional investor could be entitled to repayment of the debt if the CIRM award doesn’t come through so in light of the feedback you’ve received so far from CIRM is there a possibility for renegotiating this deadline or am I thinking about that’s the wrong way?

Robin Stracey

So there is no obligation on our part to repay the $5.5 million that we already have received from the institution investor, Mark. But obviously, we will not have access to the second tranche of $9.5 million in the absence of the CIRM grant funding or some other form of non-dilutive financing. So that is the contractual arrangement we have at the moment. Obviously, we will be in dialogue with that particular investor going forward to see if there are other opportunities to move in some other direction.

Mark Breidenbach

Okay, understood. That’s all I’m going to ask at this point. Thank you.

Robin Stracey

You’re welcome.

Operator

As a reminder to ask a question, you may press “*” then “1” on your touchtone phone.

At this time, I would like to turn the conference back over to Robin Stracey for closing remarks.

CONCLUSION

Robin Stracey

Well, thank you again for joining the call this afternoon and for your continued support to the company. Obviously, we will seek to keep you informed on our progress as we move forward so from all of us here, thank you again and have a good evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.